Exhibit 16.1

Securities and Exchange Commission 100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 28, 2025 of Stock Yards Bancorp, Inc. and are in agreement with the statements contained therein with respect to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana

May 28, 2025